AMENDMENT NO. 1 TO AMENDED AND RESTATED ADMINISTRATION AGREEMENT

THIS AMENDMENT TO THE AMENDED AND RESTATED ADMINISTRATION AGREEMENT (this “Amendment”), effective as of the 3rd day of October, 2013 (the “Amendment Effective Date”) is entered into by and between City National Rochdale Funds (formerly known as CNI Charter Funds) (the “Trust”), City National Rochdale Fixed Income Opportunities (Ireland) Limited, a private company organized under the laws of Ireland (the “Subsidiary”) and wholly owned subsidiary of City National Rochdale Fixed Income Opportunities Fund, which is a Portfolio of the Trust, and SEI Investments Global Funds Services (“Administrator”).

WHEREAS:

1.	Administrator and Trust entered into an Amended and Restated Administration Agreement, dated January 1, 2013 (the “Agreement”);

2.	Capitalized terms used in this Amendment but not defined in this Amendment shall have the meanings ascribed to them in the Agreement; and

3.	The parties hereto desire to further amend the Agreement on the terms and subject to the conditions provided herein.

NOW THEREFORE, for and in consideration of the promises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties agree as follows:

1.
New Party to Agreement (City National Rochdale Fixed Income Opportunities (Ireland) Limited).  The Subsidiary is hereby added as a party to the Agreement as necessary for the Administrator to provide the services as set forth on Schedule IV of this Agreement, pay the applicable “City National Rochdale Fixed Income Opportunities (Ireland) Limited Services Fees” as set forth on Schedule II (Schedule of Fees) of the Agreement, and for purposes of Articles 5 and 5.1, as amended herein.

2.	Article 5. For purposes of the limitation of liability and indemnification of the Administrator outlined in Article 5 of the Agreement, the term “Trust” shall include the Subsidiary.

3.	Valuation. The following is added as Article 5.1 to the Agreement, solely with respect to the Subsidiary:

ARTICLE 5.1  VALUATION

The Administrator is entitled to rely on the price and value information (hereinafter “Valuation Information”) provided by prior administrators, brokers and custodians, investment advisors, an underlying fund in which the Subsidiary invests, if applicable, or any third-party pricing services selected by the Administrator, the Subsidiary’s investment advisor(s) or the Subsidiary (collectively hereinafter referred to as the “Pricing Sources”) as reasonably necessary to calculate the Net Asset Value of the Subsidiary.  The Administrator shall have no obligation to obtain Valuation Information from any sources other than the Pricing Sources, and may rely on estimates provided by the Subsidiary’s investment adviser or the applicable underlying fund if in accordance with the Trust’s pricing and valuation procedures.  The Administrator shall have no liability or responsibility for the accuracy of the Valuation Information provided by a Pricing Source or the delegate of a Pricing Source and the Subsidiary shall indemnify and defend the Administrator against any loss, damages, costs, charges or reasonable counsel fees and expenses in connection with any inaccuracy of such Valuation Information.

4.	Article 7. For purposes maintaining the confidentiality of the Confidential Information of the Subsidiary, as outlined in Article 7 of the Agreement, the term “Trust” shall include the Subsidiary.

5.
Schedule I (List of Portfolios).  Schedule I (List of Portfolios) of the Agreement is hereby deleted in its entirety and replaced with the List of Portfolios included as Attachment # 1 of this Amendment.

6.
Schedule II (Schedule of Fees).  Schedule II (Schedule of Fees) of the Agreement is hereby amended to add a new “City National Rochdale Fixed Income Opportunities (Ireland) Limited Services Fees” section to the end of the Schedule of Fees as follows:

City National Rochdale Fixed Income Opportunities (Ireland) Limited Services Fees:

$75,000 per annum (payable $6,250 per month, payable monthly in arrears directly by City National Rochdale Fixed Income Opportunities (Ireland) Limited).

7.
New Schedule IV (City National Rochdale Fixed Income Opportunities (Ireland) Limited Services).  A new Schedule IV (City National Rochdale Fixed Income Opportunities (Ireland) Limited Services) is hereby added to the Agreement as Attachment # 2 of this Amendment. The Administrator will perform for City National Rochdale Fixed Income Opportunities (Ireland) Limited, and subject to the assumptions included therein, only those services set forth on Schedule IV of the Agreement.

8.	Ratification of Amendment. Except as expressly amended and provided herein, all of the terms and conditions and provisions of the Agreement shall continue in full force and effect.

9.
Counterparts.  This Amendment shall become binding when any one or more counterparts hereof individually or taken together, shall bear the original or facsimile signature of each of the parties hereto.  This Amendment may be executed in any number of counterparts, each of which shall be an original against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

10.
Governing Law.  This Amendment shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act.  To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

CITY NATIONAL ROCHDALE FUNDS

By:	/s/Anthony Sozio
Name:	Anthony Sozio
Title:	Vice President

CITY NATIONAL FIXED INCOME OPPORTUNITIES (IRELAND) LIMITED

By:	/s/Jeremy O’Sullivan
Name:	Jeremy O’Sullivan
Title:	Director

SEI INVESTMENTS GLOBAL FUNDS SERVICES

By:	/s/John Alshefski
Name:	John Alshefski
Title:	Senior Vice President

ATTACHMENT #1

SCHEDULE I
DATED OCTOBER 3, 2013
TO THE AMENDED AND RESTATED ADMINISTRATION AGREEMENT
DATED AS OF JANUARY 1, 2013, AS AMENDED OCTOBER 3, 2013
BETWEEN
CITY NATIONAL ROCHDALE FUNDS
AND
SEI INVESTMENTS GLOBAL FUNDS SERVICES

City National Rochdale Prime Money Market Fund
City National Rochdale Government Money Market Fund
City National Rochdale California Tax Exempt Money Market Fund
City National Rochdale Government Bond Fund
City National Rochdale California Tax Exempt Bond Fund
City National Rochdale Corporate Bond Fund
City National Rochdale High Yield Bond Fund
City National Rochdale Limited Maturity Fixed Income Fund
City National Rochdale Full Maturity Fixed Income Fund
City National Rochdale Multi-Asset Fund
City National Rochdale U.S. Core Equity Fund
City National Rochdale Diversified Equity Fund
City National Rochdale Socially Responsible Equity Fund
City National Rochdale Dividend and Income Fund
City National Rochdale Fixed Income Opportunities Fund*
City National Rochdale Intermediate Fixed Income Fund
City National Rochdale Emerging Markets Fund

* City National Rochdale Fixed Income Opportunities (Ireland) Limited is a wholly owned subsidiary of City National Rochdale Fixed Income Opportunities Fund.  In respect of City National Rochdale Fixed Income Opportunities (Ireland) Limited, Administrator’s obligations will be limited to performance only of those services indicated on Schedule IV of this Agreement.

ATTACHMENT #2

SCHEDULE IV
DATED OCTOBER 3, 2013
TO THE AMENDED AND RESTATED ADMINISTRATION AGREEMENT
DATED AS OF JANUARY 1, 2013, AS AMENDED OCTOBER 3, 2013
BETWEEN
CITY NATIONAL ROCHDALE FUNDS
AND
SEI INVESTMENTS GLOBAL FUNDS SERVICES

City National Rochdale Fixed Income Opportunities (Ireland) Limited Services

1.	Setup and maintain the City National Rochdale Fixed Income Opportunities (Ireland) Limited (the “Subsidiary”) on Administrator’s fund accounting systems

2.	On a daily basis, perform the following fund accounting services for the Subsidiary:

a.	Record any capital allocated to the Subsidiary

b.	record any life settlements transactions,

c.	perform cash and asset reconciliations with the custodian,

d.	validate expense accruals,

e.	calculate and record any income and/or capital gain distributions,

f.	calculate the net asset value

3.
Provide the company secretary of the Subsidiary with annual financial statements of the Subsidiary for the purposes of, inter alia, preparing and filing of the annual return (on Form B1) of the Subsidiary with the Irish Companies Registration Office.

4.
Prepare an annual financial statement specifically for the Subsidiary in accordance with International Financial Reporting Standards (“IFRS”) and on a quarterly basis consolidate the Subsidiary’s investments, balance sheet, and the results of its’ operations, as applicable, into the City National Rochdale Fixed Income Opportunities Fund (the “Fund”), as applicable in order to prepare the Fund’s quarterly schedule of investments (Form N-Q) and semi-annual and annual financial statements in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).  In consolidating the Subsidiary into the Fund, record any applicable consolidating entries and eliminating entries.

5.
Support an annual audit of the Subsidiary in accordance with IFRS and an audit of the Subsidiary under U.S. GAAP in conjunction with the Fund’s annual audit by a qualified audit firm to be appointed by the Subsidiary.

6.	Assist the Subsidiary in arranging for the establishment of bank accounts set up exclusively for the purpose of the payment of local expenses and the monitoring and reconciliation of those accounts.

7.
Upon instruction from the Subsidiary, arrange for payment out of the Subsidiary’s bank accounts all expenses associated with the subsidiary including, but not limited to, (i) service provider expenses, (ii) regulatory filings, and (iii) US income tax filings.

8.
Assist the Subsidiary in obtaining a tax ID and with the preparation of Form W8-BEN and 8832 and 1120F as needed. Administrator will need data from the FATCA responsible party in order to complete Form W-8-BEN.

9.
Maintain the books and records of the Subsidiary in accordance with the Investment Company Act of 1940 and U.S. GAAP.  Administrator will further ensure that the books and records of the subsidiary are on a daily basis, made available for inspection at the principle office of the Administrator’s Irish affiliate SEI Investments Global Funds Services (Ireland) Limited (“SEI Dublin”), located at Styne House, 2nd Floor, Upper Hatch Street, Dublin 2 Ireland.  To the extent that there are any different or additional books and record requirements under Irish Law, Administrator will not be responsible for maintaining such books and records unless agreed to in writing.

10.
Upon request, provide reasonable assistance to the company secretary of the Subsidiary, and any advisor(s) and/or provider(s) of corporate, administrative or compliance services to the Subsidiary, to enable the Subsidiary to comply with the reporting requirements of any governmental or regulatory body.

Assumptions:

1.	The Subsidiary will only invest in life settlements. It is anticipated that the Subsidiary will hold the life settlements until their maturity.

2.
It is permissible for Administrator to support, and Administrator intends to support, the Subsidiary out of Administrator’s Oaks, PA headquarters, provided however that SEI Dublin will have daily access to the books and records of the Subsidiary.

3.
The Subsidiary will hire a company secretary (as required by Irish law) and such advisors and/or other providers of corporate, administrative or compliance services as it deems reasonably necessary for the filing of the annual tax return with the applicable Irish authorities and any other required regulatory filing in Ireland and for maintaining the statutory registers (e.g. register of members, register of directors and secretary) and board minute books.

4.
Life settlements are illiquid securities that do not have a readily available daily price.  City National Rochdale (“CNR”) will provide Administrator with the daily values for the life settlements in accordance with the City National Rochdale Funds’ board approved pricing policies.

5.
Except to the extent that Administrator is required to provide support for the company secretary of the Subsidiary, and any advisors and/or provider(s) of corporate, administrative or compliance services to the Subsidiary, as described above, Administrator will not be responsible for coordinating board meetings (including scheduling, preparation of materials, taking of minutes, etc.) for the Subsidiary.

6.
Administrator will continue to perform secondary compliance checks for the Fund, but will not be responsible for performing any compliance checks for the Subsidiary.  To the extent that the Subsidiary is subject to FATCA, Administrator is not responsible for compliance.

7.
Administrator will keep only one set of books and records for the Subsidiary.  Those books and records will be kept in accordance with U.S. GAAP and, on an annual basis, will be converted to IFRS by Administrator to prepare the Subsidiary’s annual report.

8.
Administrator is not involved in premium payment process related to the life settlement investments of the Subsidiary, and has no obligations with respect to payment of premiums.  The Administrator will book premium payments in the Subsidiary’s books and records as directed by CNR, who will provide such directions solely in its capacity as the Subsidiary’s investment manager.

9.	The Administrator, its employees and agents, do not serve as trustee or officer, or any other similar fiduciary capacity to the Subsidiary.